Exhibit 11

                             COMPUDYNE CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                   (In Thousands, Except for Per Share Data)
                                  (Unaudited)

                                                Three Months Ended
                                                        June 30
Average Shares Outstanding                        1995        1994
1.   Average number of common shares outstanding          1,603    1,478
2.   Adjusted weighted average stock options         -           63
3.   Adjusted weighted average number of  Marc
     common stock warrants outstanding               -
  130
     standing                                    1,603
1,671

4.   Income (loss) from continuing operations          $    (36) $   376


Net Income (Loss) Per Share

5.   Income (loss) per common share from continuing
     operations                               $   (.02)          $   .23

 Net income per share                         $   (.02)          $   .23